Exhibit 99.1

Spirit Airlines Reports November 2011 Traffic

Miramar, Florida (December 8, 2011) — Spirit Airlines (Nasdaq: SAVE) today reported its preliminary traffic results for November 2011 and year-to-date 2011, and an update on current business conditions.

Traffic (revenue passenger miles) in November 2011 increased 5.2 percent versus November 2010 on a capacity (available seat miles) increase of 3.8 percent. Load factor for November 2011 was 85.7 percent, an increase of 1.1 points as compared to November 2010.

Based on current business conditions, the Company currently estimates its load factor for the fourth quarter will be in the 85% to 86% range on a capacity increase of approximately 5.3% year-over-year. The Company currently estimates its total revenue per ASM (RASM) for the fourth quarter 2011 will be up 18% to 20% year-over-year, which if achieved would result in total revenue of approximately $269 million to $273 million. Fourth quarter 2011 cost per available seat mile (CASM) is currently estimated to be between 10.27 cents and 10.32 cents with CASM excluding fuel to be between 6.04 cents and 6.09 cents. The Company’s current estimate for fourth quarter economic fuel price per gallon, which includes the impact of realized fuel hedges, is $3.24. Please see the Fuel Expense per Gallon table below.

The following table summarizes Spirit’s traffic results for the month and year-to-date ended November 30, 2011 and 2010.

	November 2011	November 2010	Change
Revenue passenger miles (RPMs) (000)	649,753	617,909	5.2%
Available seat miles (ASMs) (000)	757,900	730,495	3.8%
Load Factor	85.7%	84.6%	1.1	pts
Passenger flight segments	714,186	632,849	12.9%

	YTD 2011	YTD 2010	Change
Revenue passenger miles (RPMs) (000)	7,320,918	6,033,128	21.3%
Available seat miles (ASMs) (000)	8,523,768	7,363,153	15.8%
Load Factor	85.9%	81.9%	4.0	pts
Passenger flight segments	7,769,556	6,308,610	23.2%

The following table summarizes Spirit’s updated guidance for the fourth quarter 2011.

	4Q11E
Total revenue per ASM (RASM) year-over-year % change	18%	-	20%
Operating Expense per ASM (CASM) (cents)
CASM	10.27	-	10.32
Less: Economic fuel expense per ASM	4.23
CASM ex-fuel	6.04	-	6.09

Spirit Airlines Reports November 2011 Traffic/Page 2

CASM ex-fuel is estimated to be up 6.6% to 7.5% year-over-year primarily due to a 7% decrease in average stage length year-over-year. If adjusted to Spirit’s stage length in the fourth quarter 2010, CASM ex-fuel for the fourth quarter 2011 would be estimated to be up 0.7% to 1.5%. The Company’s average stage length is shortening as Spirit continues to add growth in the shorter-haul markets.

CASM and CASM ex-fuel guidance above reflects the impact of discretionary bonuses related to the completion of the Company’s IPO aggregating $1.0 million approved by the Compensation Committee of the Company’s Board of Directors and paid to certain individuals in November 2011.

Fuel Expense per Gallon($)	4Q11E
Fuel cost (1)	$3.24
Less: Unrealized mark-to-market (gains) and losses	—	(2)
Economic fuel cost (1)	$3.24
Fuel gallons (thousands)	30,235

Footnotes

(1)	Includes fuel taxes, and into-plane fuel cost. Based on the jet fuel curve as of December 5, 2011 and includes fuel hedge (gains) and losses currently expected to be realized during the fourth quarter 2011.
(2)	Unrealized mark-to-market (gains) and losses are comprised of estimated non-cash adjustments to aircraft fuel expense. The Company may have unrealized mark-to-market (gains) or losses in the fourth quarter 2011, but is not yet able to estimate the amount.

4Q11E
Effective Tax Rate	38%
Wtd. Average Share Count (thousands)
Basic	72,244
Diluted	72,456

About Spirit Airlines

Spirit Airlines (Nasdaq: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services for a fee, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit’s modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers. Spirit’s all-Airbus fleet currently operates more than 175 daily flights to over 45 destinations throughout the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

Spirit Airlines Reports November 2011 Traffic/Page 3

Forward-Looking Statements

Statements in this release contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company’s objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company’s guidance and estimates for the fourth quarter and full year 2011, including expectations regarding load factor, capacity, RASM, revenue, CASM, CASM ex-fuel, fuel expense, economic fuel cost and expected unrealized mark-to-market gains or losses, and the absence of unexpected operational disruption during the balance of the fourth quarter. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements are subject to a number of factors that could cause the Company’s actual results to differ materially from the Company’s expectations, including the competitive environment in the airline industry; the Company’s ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company’s ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

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Media Contacts:

Misty Pinson

Director, Corporate Communications

misty.pinson@spirit.com

954-628-4827/cell 954-918-9432

Manuel Jaquez

Senior Manager Commercial - Latin America

manuel.jaquez@spirit.com

954-628-4898

Investor Relations Contact:

DeAnne Gabel

Director, Investor Relations

InvestorRelations@spirit.com

954-447-7920